UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2019

PENN NATIONAL GAMING, INC.

Commission file number 0-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200

Wyomissing, PA 19610

610-373-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2019, Christine LaBombard was appointed as the Senior Vice President and Chief Accounting Officer of Penn National Gaming, Inc. (the “Company”) and the principal accounting officer of the Company. Prior to Ms. LaBombard’s appointment, William J. Fair, the Company’s Executive Vice President and Chief Financial Officer, served as the principal accounting officer. Mr. Fair will continue to serve as the Company’s Executive Vice President and Chief Financial Officer and the Company’s principal financial officer.

Ms. LaBombard, who is 49 years old, joined a predecessor of Pinnacle Entertainment, Inc. (“Pinnacle”) in May 2007 and held positions of ascending responsibilities in Pinnacle’s Accounting and Finance departments during her tenure.  From December 2016 until Pinnacle’s acquisition by the Company in October 2018, Ms. LaBombard served as Pinnacle’s Senior Vice President and Chief Accounting Officer. From September 2013 through December 2016, Ms. LaBombard served as the Vice President of Property Finance.  Ms. LaBombard is a licensed CPA and has over 20 years of accounting experience.

In connection with her appointment, the Company entered into an executive agreement (the “Executive Agreement”) that governs the current terms of Ms. LaBombard’s employment with the Company.  Ms. LaBombard’s Executive Agreement has a term of three years, unless earlier terminated.  In the event Ms. LaBombard’s employment is terminated without cause (as defined in the Executive Agreement) or by non-renewal of the Executive Agreement at the end of the term, Ms. LaBombard will be entitled to severance payments equal to (i) 18 months of her annual base salary as of such date, paid in accordance with the Company’s regular payroll procedures, and (ii) (x) if termination of employment occurs before Ms. LaBombard has received two full years bonuses based on the actual performance of the Company, an amount equal to the product of 1.5 times the amount of the cash bonus compensation that would have been paid to Ms. LaBombard based on the performance of the Company for the calendar year in which the termination occurred and (y) if termination of employment occurs after Ms. LaBombard has received two full years bonuses based on the actual performance of the Company, an amount equal to the average of the last two full years bonuses paid to Ms. LaBombard based on the actual performance of the Company, paid at the time such next bonuses are paid to similarly situated executives after the termination date.

If, within 12 months after a change in control (as defined in the Executive Agreement), Ms. LaBombard is terminated without cause or resigns for good reason (as defined in the Executive Agreement), she will be entitled to receive a cash payment equal to two times the sum of (i) her annual base salary and (ii) the amount of her targeted bonus compensation, each at the rate in effect at the time of the change of control or the termination date, whichever is greater. To the extent that Ms. LaBombard receives a change in control payment, she will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term. Prior to receipt of any severance payment, Ms. LaBombard must execute a general release in favor of the Company and its affiliates.

The Executive Agreement also contains customary confidentiality, non-competition and non-solicitation provisions.  Ms. LaBombard has agreed not to disclose or use the Company’s confidential information for a period of two years following termination.  Ms. LaBombard has agreed not to compete with the Company within 150 miles of any facility in which the Company or its affiliates owns or operates or is actively seeking to own or operate for a period of (i) six months, if she is terminated in a manner in which no severance is paid or (ii) 18 months, if she receives severance upon termination.  Ms. LaBombard has agreed not to solicit or hire an executive or management level employee of the Company for a period of 18 months following termination.

The summary of the material terms of the Executive Agreement described above is qualified in its entirety by reference to the Executive Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

There are no family relationships between Ms. LaBombard and any of the Company’s current or former directors or executive officers. Ms. LaBombard is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Executive Agreement, effective as of January 29, 2019, by and between Penn National Gaming, Inc. and Christine LaBombard

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2019	PENN NATIONAL GAMING, INC.

	By:	/s/ William J. Fair
	Name:	William J. Fair
	Title:	Executive Vice President and Chief Financial Officer